UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 4, 2011 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      On August 4, 2011, Heska Corporation, a Delaware corporation (“Heska”), assumed the employment agreement, as amended (the “Employment Agreement”), of Michael J. McGinley, Ph.D., President and Chief Operating Officer, from Diamond Animal Health, Inc., an Iowa corporation and wholly-owned subsidiary of Heska (“Diamond”).  In connection with the assignment, Heska and Dr. McGinley agreed to amend the Employment Agreement to provide for: (i) the title President and Chief Operating Officer; (ii) an annual base salary of $265,000; and (iii) immediate vesting of all outstanding equity incentive awards held by Dr. McGinley in the event severance pay is due to Dr. McGinley as a result of the involuntary termination of his employment without cause following a change in control of Heska.  No other material changes were made to the Employment Agreement and, except for minor conforming and other clarifying changes, the other provisions of the Employment Agreement with Dr. McGinley, the material terms and conditions of which have been previously publicly disclosed by Heska, remain in full force and effect. The amendment to the Employment Agreement is expected to be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending June 30, 2011.  Investors and other interested parties are encouraged to read in its entirety the Employment Agreement, as amended, when it becomes available because it contains important information not discussed in this current report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      HESKA CORPORATION
                     a Delaware corporation

Dated:  August 5, 2011
                                                                                                                             By:  /s/ Jason A. Napolitano
                    Jason A. Napolitano
                    Executive Vice President, Chief Financial Officer and Secretary